UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2015

AMC ENTERTAINMENT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8747	43-1304369
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

One AMC Way

11500 Ash Street, Leawood, KS 66211

(Address of Principal Executive Offices, including Zip Code)

(913) 213-2000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2015, Chaohui Liu provided AMC Entertainment Holdings, Inc. (“AMCH”) and its wholly-owned subsidiary, AMC Entertainment Inc. (collectively, “AMC”), with notice of his resignation from the Boards of Directors of AMC (collectively, the “Board”), effective September 28, 2015.  Mr. Liu’s resignation did not involve any disagreement between Mr. Liu and AMC on any matter related to AMC’s operations, policies, practices, or otherwise.

On September 29, 2015, the AMCH Nominating and Corporate Governance Committee recommended and the Board elected Jack Q. Gao, the Group Vice President and CEO, International Investments and Business Development at Wanda Group, as a director of AMC, effective immediately.  The board of directors of AMCH also elected Mr. Gao as a member, and as chairman of the Compensation Committee of the board of directors of AMCH.  Mr Gao was elected to fill the vacancy on the Board created by Mr. Liu’s resignation.  Mr. Gao will serve as a Class III director of AMCH with a term expiring at AMCH’s 2016 Annual Meeting of Stockholders.

Mr. Gao will not receive any compensation as a result of his service on the Board or the Compensation Committee of the board of directors of AMCH.  In connection with his election to the Board, Mr. Gao will enter into an indemnification agreement with AMCH pursuant to which AMCH will agree to indemnify Mr. Gao from certain liabilities that may arise by reason of his status as a director and to advance certain expenses incurred by Mr. Gao.  The form of indemnification agreement was filed as an exhibit to Amendment No. 3 to AMCH’s Form S-1 Registration Statement, filed with the Securities and Exchange Commission on November 22, 2013, and the terms of the indemnification agreement are incorporated herein by reference.

There are no arrangements or understandings between Mr. Gao and any other person pursuant to which he was selected a director of AMC.  There are no transactions between Mr. Gao and AMC that would be required to be reported under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has du1y caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.

Date: September 29, 2015	By:	/s/ Craig R. Ramsey
Craig R. Ramsey
Interim Chief Executive Officer and President,
Executive Vice President and Chief Financial Officer